EXHIBIT 23-(6)






                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS



            We hereby  consent to the references to us relating to the estimated quantities of certain of Sonat Exploration Company's proved reserves, in the Sonat Inc. Annual Report on Form 10-K for 1998 under the caption "Sonat Exploration Company" and to the incorporation by reference of such references and information in the Registration Statement (Form S-3) and the related
Prospectus of Sonat Inc. for the registration of up to an additional $100,000,000 of debt securities to be offered together with the offering under Registration Statement No. 333-62383. We also consent to our being named as experts for purposes of such Registration Statement.


                                     /S/ RYDER SCOTT COMPANY PETROLEUM ENGINEERS

                                     RYDER SCOTT COMPANY, L.P.



Houston, Texas
July 2, 1999